Exhibit 23.4

[Westward Environmental, Inc. Letterhead]

June 12, 2013

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, LA 70503

Ladies and Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Green Field Energy Services and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reports setting forth the estimates of reserves of Green Field Energy Services as of April 26, 2013.

We further consent to the reference to this firm under heading “EXPERTS.”

Respectfully submitted,

/s/ Thomas Mathews
Name: Thomas Mathews, PG
Title: President